News Release

Westmoreland Receives $52 Million
Early Repayment of Genesee Mine Receivable

Englewood, CO – March 28, 2017 – Westmoreland Coal Company (Nasdaq:WLB) today announced that Capital Power (TSX:CPX) (“Capital Power”), Westmoreland’s joint-venture partner in the Genesee Mine, has paid Westmoreland $52 million, representing an accelerated repayment of all receivables that would otherwise have been due with respect to capital expenditures during the term of the joint venture arrangement.

“The early repayment of this receivable is a positive for us. We have the opportunity to deploy this cash strategically as part of our goal to improve liquidity and lower our leverage, and it provides greater protection with respect to the risks presented by Alberta’s recent decisions regarding coal use. With this payment, we have fully recovered our capital investments at the mine,” said Kevin Paprzycki, Westmoreland’s Chief Executive Officer.

In operating the Genesee Mine, Westmoreland initially made 50% of the capital expenditures and was subsequently reimbursed over time by Capital Power. Westmoreland also charges a contract mining fee to run the operations. While the receivable for capital expenditures has been paid in full early, Westmoreland will continue to receive the contract mining fees of between $2 million to $3 million annually until the projected termination of operations at the mine in 2030. Going forward, Capital Power will be solely responsible for capital expenditures at the mine.

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States.  Westmoreland’s coal operations include surface coal mines in the United States and Canada, underground coal mines in Ohio and New Mexico, a char production facility, and a 50% interest in an activated carbon plant.  Westmoreland also owns the general partner of and a majority interest in Westmoreland Resource Partners, LP, a publicly-traded coal master limited partnership (NYSE:WMLP).  Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina.  For more information, visit www.westmoreland.com.

For further information please contact

Gary Kohn
Chief Financial Officer
1-720-354-4467
gkohn@westmoreland.com

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements are based on Westmoreland’s current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. Westmoreland cautions you against relying on any of these forward-looking statements. They are statements neither of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include political, economic, business, competitive, market, weather and regulatory conditions.

Any forward-looking statements made by Westmoreland in this news release speak only as of the date on which it was made. Westmoreland undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.